EXHIBIT 99.1
PubMatic Announces Fourth Quarter and Fiscal Year Ended 2024 Financial Results

FY Revenue of $291.3 million, up 9% over 2023;
Delivered FY 2024 net income of $12.5 million or 4% margin;
FY adjusted EBITDA increased 23% over 2023 and was $92.3 million or 32% margin;
Revenue in Q4 from CTV more than doubled year over year and represented 20% of total revenue;
Supply Path Optimization represented 53% of total activity in 2024;
Repurchased 4.3 million shares in 2024, representing 7.9% of fully diluted shares as of December 31, 2024
NO-HEADQUARTERS/REDWOOD CITY, Calif., February 27, 2025 (GLOBE NEWSWIRE) -- PubMatic, Inc. (Nasdaq: PUBM), an independent technology company delivering digital advertising’s supply chain of the future, today reported financial results for the fourth quarter and fiscal year ended December 31, 2024.

“Revenue growth in the year more than doubled over 2023, driven by strength in CTV, emerging revenue streams, and marquee customers choosing PubMatic to build and scale their ad businesses. Our revenue mix is evolving; in the fourth quarter, CTV more than doubled to 20% of total revenue. These achievements mark an inflection point in our underlying business that highlights critical scale on our platform and a significant shift in ad buying toward channels with the highest consumer engagement such as CTV, mobile app and commerce media,” said Rajeev Goel, co-founder and CEO at PubMatic. “Today, our omnichannel platform serves publishers, media buyers, commerce media networks, and curation/data providers, all of which are turning to sell side technology for critical end-to-end solutions needed to build their ad businesses. As we look to 2025, we expect accelerated growth in our underlying business as ad buyers seek premium, brand safe, curated inventory in the open internet.”

Fiscal Year 2024 Financial Highlights
•Revenue for the full year 2024 was $291.3 million, an increase of 9% over $267.0 million in 2023;
•Gross profit was $190.2 million, or 65% margin, an improvement of 250 basis points over 2023;
•Revenue from omnichannel video in 2024 grew 37% over the same period last year;
•Net dollar-based retention1 was 107% for the year ended December 31, 2024;
•GAAP net income was $12.5 million with a margin of 4%, or $0.23 per diluted share in 2024, an increase over net income2 of $8.9 million with a margin of 3%, or $0.16 per diluted share in 2023;
•Adjusted EBITDA was $92.3 million, or 32% margin, an increase over adjusted EBITDA of $75.3 million, or 28% margin, in 2023;
1 Net dollar-based retention is calculated by starting with the revenue from publishers in the trailing twelve months ended December 31, 2023 (“Prior Period Revenue”). We then calculate the revenue from these same publishers in the trailing twelve months ended December 31, 2024 (“Current Period Revenue”). Current Period Revenue includes any upsells and is net of contraction or attrition, but excludes revenue from new publishers. Our net dollar-based retention rate equals the Current Period Revenue divided by Prior Period Revenue. Net dollar-based retention rate is an important indicator of publisher satisfaction and usage of our platform, as well as potential revenue for future periods.
2 Fiscal year 2023 GAAP net income includes approximately $5.7 million of incremental bad debt expense related to the bankruptcy of a Demand Side Platform buyer of our platform.

•Non-GAAP net income was $42.5 million, or $0.78 per non-GAAP diluted share in 2024, an increase over non-GAAP net income of $32.0 million, or $0.57 per non-GAAP diluted share in 2023;
•Net cash provided by operating activities in 2024 was $73.4 million, compared to $81.1 million in the full year 2023;
•Generated free cash flow of $34.9 million in 2024, down 34% over 2023;
•Ended 2024 with total cash, cash equivalents, and marketable securities of $140.6 million with no debt, a decrease of 20% over the full year 2023; and
•Through December 31, 2024, used $134.6 million in cash to repurchase 8.3 million shares of Class A common stock with $40.4 million available from the 2024 repurchase program.

Fourth Quarter 2024 Financial Highlights
•Revenue in the fourth quarter of 2024 was $85.5 million, an increase of 1% over $84.6 million in the same period of 2023;
•GAAP net income was $13.9 million with a margin of 16%, or $0.26 per diluted share in the fourth quarter, compared to GAAP net income of $18.7 million with a margin of 22%, or $0.34 per diluted share in the same period of 2023;
•Adjusted EBITDA was $37.6 million, or 44% margin, compared to $38.9 million, or 46% margin in the same period of 2023;
•Non-GAAP net income was $21.4 million, or $0.41 per non-GAAP diluted share in the fourth quarter, compared to non-GAAP net income of $24.4 million, or $0.45 per non-GAAP diluted share in the same period of 2023; and
•Net cash provided by operating activities was $18.0 million, compared to $28.7 million in the same period of 2023.
The section titled “Non-GAAP Financial Measures” below describes our usage of non-GAAP financial measures. Reconciliations between historical GAAP and non-GAAP information are contained at the end of this press release following the accompanying financial data.

“In 2024, we delivered record share of revenue for CTV, mobile app and emerging revenues, and achieved an all-time high of Supply Path Optimization activity. We also significantly expanded our margins, once again, demonstrating the strength of our durable model and our strategic commitment to steward both operational excellence and targeted investments for growth,” said Steve Pantelick, CFO at PubMatic. “In Q4, strong growth in the underlying business helped offset softer spending from the large DSP buyer we previously called out mid year. Going forward, we are taking a conservative approach as it relates to this buyer, and expect total revenues to grow year over year in the second half of the year once we lap this impact at the end of Q2 2025. Our underlying business, which excludes revenue from this DSP and political, is targeted to grow 15%+ and represent over two thirds of total company revenues in 2025.”

Business Highlights

Omnichannel platform drives revenue in key secular growth areas
•Full year revenue from high value formats and channels, mobile and omnichannel video3, grew 17% over 2023.
•In Q4, revenue from omnichannel video, which includes CTV, grew 37% year-over-year.
~~•~~CTV reached scale, and was 20% of revenue in the fourth quarter, driven by growing inventory supply, SPO relationships, and strength in political advertising.
•Revenue from mobile app grew 16% over 2023 as we scaled to over 900 mobile app publishers.

3 Omnichannel video spans across desktop, mobile and CTV devices.

High consumer engagement channels fuel ad demand and sell-side data curation
•New and expanded partnerships announced in 2024 with premium streaming brands including Roku, Dish Media, Disney+ Hotstar, TCL and Xumo. We now work with 80% of the top 30 streaming publishers.
•The number of Activate customers grew nearly 6x over 2023.
•Supply Path Optimization represented 53% of total activity on our platform in 2024, up from 45% in 2023.
•Connect drives more performant, targeted ad campaigns across the open internet, offering 190 data sets to ad buyers on PubMatic. Connect is a leading platform for data providers and curators to integrate first-party data, package inventory, sell to, and optimize outcomes for ad buyers.

Focused investments drive long-term growth opportunities
•More than doubled total addressable market to over $120 billion via products that address four key stakeholders across the digital advertising ecosystem: publishers, media buyers, curators and data providers, and commerce media networks.
•Contribution from emerging revenue streams, which expand beyond ad monetization services, doubled from 2023.

Recent product launches
•Launched CTV Marketplaces, offering ad buyers pre-curated CTV inventory available only on PubMatic, built directly from our sell side technology. CTV Marketplaces allows publishers to unlock more value from their inventory and provides ad buyers off-the-shelf, easy to buy premium content and targeted audiences, including curated live sports inventory.
•Launched Creative Category Manager, a generative AI solution that scans and classifies each video ad creative on granular criteria. First used to unlock millions of dollars in political ad spend, it drove significant CTV revenue. This gen AI solution will soon expand to other use cases and verticals.
•Launched PubMatic Assistant, a gen AI powered reporting tool that allows publishers to request any report or data using simple plain language text queries. As a result, publishers can streamline analytics, enhance productivity and unlock new growth opportunities by uncovering insights in big data. This powerful tool removes barriers to adoption and drives increased platform usage.

2024 operating priorities drove profitable growth
•Aligned with our growth investments, increased global headcount in 2024 by 11% over 2023, adding new team members across product management, engineering and go-to-market teams to accelerate long-term revenue growth.
•Infrastructure optimization initiatives and investments drove nearly 263 trillion impressions processed in 2024, an increase of 25% over 2023.
•Cost of revenue per million impressions processed decreased 18% on a trailing twelve month period, as compared to the prior period.
•Scaled adoption of generative AI drove increased engineering productivity by 15%+ which led to faster software development, testing and release processes.

Financial Outlook
Q1 outlook includes the continued headwind from one of our top DSP buyers that revised its auction approach in late May 2024. Adjusted EBITDA expectation assumes a negative FX impact predominately from Euro and Pound Sterling expenses. It also assumes that general market conditions do not significantly deteriorate as it relates to current macroeconomic and geopolitical conditions.

Accordingly, we estimate the following:

For the first quarter of 2025, we expect the following:
•Revenue to be in the range of $61 million to $63 million.
•Adjusted EBITDA to be in the range of $5 million to $7 million.

Although we provide guidance for adjusted EBITDA and free cash flow, we are not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of GAAP net income, including stock-based compensation expenses, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our adjusted EBITDA guidance to net income without unreasonable efforts. For the same reason, we are unable to address the probable significance of the unavailable information.
Conference Call and Webcast details
PubMatic will host a conference call to discuss its financial results on Thursday, February 27, 2025 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). A live webcast of the call can be accessed from PubMatic’s Investor Relations website at https://investors.pubmatic.com. An archived version of the webcast will be available from the same website after the call.
Non-GAAP Financial Measures
In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), including, in particular operating income, net cash provided by operating activities, and net income, we believe that adjusted EBITDA, adjusted EBITDA margin, non-GAAP net income, non-GAAP earnings per share and free cash flow, each a non-GAAP measure, are useful in evaluating our operating performance. We define adjusted EBITDA as net income adjusted for stock-based compensation expense, depreciation and amortization, unrealized loss and impairment of equity investment, interest income, acquisition-related and other expenses, and provision for income taxes. Adjusted EBITDA margin represents adjusted EBITDA calculated as a percentage of revenue. We define non-GAAP net income as net income adjusted for unrealized loss on equity investments, stock-based compensation expense, acquisition-related and other expenses, and adjustments for income taxes. We define non-GAAP free cash flow as net cash provided by operating activities reduced by purchases of property and equipment and capitalized software development costs.
In addition to operating income and net income, we use adjusted EBITDA and non-GAAP net income as measures of operational efficiency. We believe that these non-GAAP financial measures are useful to investors for period to period comparisons of our business and in understanding and evaluating our operating results for the following reasons:
•Adjusted EBITDA and non-GAAP net income are widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization, interest expense, and provision for income taxes that can vary substantially from company to company depending upon their financing, capital structures and the method by which assets were acquired; and,
•Our management uses adjusted EBITDA and non-GAAP net income in conjunction with GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of operating performance and the effectiveness of our business strategies and in communications with our board of directors concerning our financial performance; and adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Our use of non-GAAP financial measures has limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:
•Adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) the potentially dilutive impact of stock-based compensation; or (c) tax payments that may represent a reduction in cash available to us;
•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•Non-GAAP net income does not include: (a) unrealized losses resulting from our equity investment; (b) the potentially dilutive impact of stock-based compensation; (c) income tax effects for stock-based compensation and unrealized losses from our equity investment; or (d) acquisition-related and other expenses.
Because of these and other limitations, you should consider adjusted EBITDA and non-GAAP net income along with other GAAP-based financial performance measures, including net income and our GAAP financial results.
Forward Looking Statements
This press release contains “forward-looking statements” regarding our future business expectations, including our guidance relating to our revenue and adjusted EBITDA for the first quarter of 2025, our expectations regarding our adjusted EBITDA, free cash flow, capital expenditures, future hiring, future market growth, our long-term revenue growth, target revenue and our ability to gain market share. These forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions and may differ materially from actual results due to a variety of factors including: our dependency on the overall demand for advertising and the channels we rely on; our existing customers not expanding their usage of our platform, or our failure to attract new publishers and buyers; our ability to maintain and expand access to spend from buyers and valuable ad impressions from publishers; the rejection of the use of digital advertising by consumers through opt-in, opt-out or ad-blocking technologies or other means; our failure to innovate and develop new solutions that are adopted by publishers; the war between Ukraine and Russia and the resumption of conflict between Israel and Palestine, and the related measures taken in response by the global community; the impacts of inflation as well as fiscal tightening and volatile interest rates; public health crises, including the resulting global economic uncertainty; limitations imposed on our collection, use or disclosure of data about advertisements; the lack of similar or better alternatives to the use of third-party cookies, mobile device IDs or other tracking technologies if such uses are restricted; any failure to scale our platform infrastructure to support anticipated growth and transaction volume; liabilities or fines due to publishers, buyers, and data providers not obtaining consents from consumers for us to process their personal data; any failure to comply with laws and regulations related to data privacy, data protection, information security, and consumer protection; and our ability to manage our growth. Moreover, we operate in a competitive and rapidly changing market, and new risks may emerge from time to time. For more information about risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including but not limited to, our annual report on Form 10-K and quarterly reports on From 10-Q, copies of are available on our investor relations website at https://investors.pubmatic.com and on the SEC website at www.sec.gov. All information in this press release is as of February 27, 2025. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About PubMatic
PubMatic is an independent technology company maximizing customer value by delivering digital advertising’s supply chain of the future. PubMatic’s sell-side platform empowers the world’s leading digital content creators across the open internet to control access to their inventory and increase monetization by enabling marketers to drive return on investment and reach addressable audiences across ad formats and devices. Since 2006, PubMatic’s infrastructure-driven approach has allowed for the efficient processing and utilization of data in real time. By delivering scalable and flexible programmatic innovation, PubMatic improves outcomes for its customers while championing a vibrant and transparent digital advertising supply chain.
Investors:
The Blueshirt Group for PubMatic
investors@pubmatic.com
Press Contact:
Broadsheet Communications for PubMatic
pubmaticteam@broadsheetcomms.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$100,452	$78,509
Marketable securities	40,135	96,835
Accounts receivable, net	424,814	375,468
Prepaid expenses and other current assets	10,145	11,143
Total current assets	575,546	561,955
Property, equipment and software, net	58,522	60,729
Operating lease right-of-use assets	44,402	21,102
Acquisition-related intangible assets, net	4,284	5,864
Goodwill	29,577	29,577
Deferred tax assets	24,864	13,880
Other assets, non-current	2,324	2,136
TOTAL ASSETS	$739,519	$695,243
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$386,602	$347,673
Accrued liabilities	26,365	25,684
Operating lease liabilities, current	5,843	6,236
Total current liabilities	418,810	379,593
Operating lease liabilities, non-current	39,538	15,607
Other liabilities, non-current	3,908	3,844
TOTAL LIABILITIES	462,256	399,044
Stockholders' Equity
Common stock	6	6
Treasury stock	(146,796)	(71,103)
Additional paid-in capital	275,304	230,419
Accumulated other comprehensive loss	(636)	(4)
Retained earnings	149,385	136,881
TOTAL STOCKHOLDERS’ EQUITY	277,263	296,199
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$739,519	$695,243

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$85,502	$84,600	$291,256	$267,014
Cost of revenue(1)	24,935	24,208	101,027	99,229
Gross profit	60,567	60,392	190,229	167,785
Operating expenses:(1)
Technology and development	7,831	6,846	33,263	26,727
Sales and marketing	23,763	20,353	95,369	82,803
General and administrative(2)	14,171	12,780	57,670	56,219
Total operating expenses	45,765	39,979	186,302	165,749
Operating income	14,802	20,413	3,927	2,036
Total other income, net	3,618	2,632	13,847	8,469
Income before income taxes	18,420	23,045	17,774	10,505
Provision for income taxes	4,521	4,343	5,270	1,624
Net income	$13,899	$18,702	$12,504	$8,881
Net income per share attributable to common stockholders:
Basic	$0.29	$0.37	$0.25	$0.17
Diluted	$0.26	$0.34	$0.23	$0.16
Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	47,993	50,659	49,213	51,760
Diluted	52,623	54,940	54,294	56,027

(1)Stock-based compensation expense includes the following:
STOCK BASED COMPENSATION EXPENSE
(In thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Cost of revenue	$438	$383	$1,855	$1,472
Technology and development	1,625	1,137	6,313	4,346
Sales and marketing	3,247	2,589	13,407	10,462
General and administrative	4,099	3,228	16,101	12,582
Total stock-based compensation	$9,409	$7,337	$37,676	$28,862
(2)On June 30, 2023, a Demand Side Platform buyer of our platform filed for Chapter 11 bankruptcy. As a result of this bankruptcy, we recorded incremental bad debt expense of $5.7 million which is reflected in our GAAP net income and adjusted EBITDA results for the year ended December 31, 2023.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	December 31,
	2024	2023
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	$12,504	$8,881
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,352	44,770
Stock-based compensation	37,676	28,862
Provision for doubtful accounts	—	5,675
Deferred income taxes	(10,984)	(13,406)
Accretion of discount on marketable securities	(4,117)	(4,093)
Non-cash lease expense	6,801	6,145
Other	(25)	45
Changes in operating assets and liabilities:
Accounts receivable	(49,345)	(75,716)
Prepaid expenses and other current assets	(5,826)	3,918
Accounts payable	38,096	79,687
Accrued liabilities	9,627	3,035
Operating lease liabilities	(6,531)	(5,789)
Other liabilities, non-current	197	(893)
Net cash provided by operating activities	73,425	81,121
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of and deposits on property and equipment	(17,592)	(10,601)
Capitalized software development costs	(20,936)	(17,687)
Purchases of marketable securities	(142,016)	(140,603)
Proceeds from sales of marketable securities	—	18,873
Proceeds from maturities of marketable securities	202,858	111,000
Net cash provided by (used in) investing activities	22,314	(39,018)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of business combination indemnification claims holdback	(2,148)	—
Proceeds from issuance of common stock for employee stock purchase plan	2,368	1,869
Proceeds from exercise of stock options	1,765	1,549
Principal payments on finance lease obligations	(131)	(126)
Payments to acquire treasury stock	(75,332)	(59,268)
Net cash used in financing activities	(73,478)	(55,976)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	22,261	(13,873)
Effect of foreign currency on cash	(318)	—
CASH AND CASH EQUIVALENTS - Beginning of year	78,509	92,382
CASH AND CASH EQUIVALENTS - End of year	$100,452	$78,509

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA AND NON-GAAP NET INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Reconciliation of net income:
Net income	$13,899	$18,702	$12,504	$8,881
Add back (deduct):
Stock-based compensation	9,409	7,337	37,676	28,862
Depreciation and amortization	11,421	11,039	45,352	44,770
Interest income	(1,604)	(2,515)	(8,477)	(8,828)
Provision for income taxes	4,521	4,343	5,270	1,624
Adjusted EBITDA[1]	$37,646	$38,906	$92,325	$75,309

Revenue	$85,502	$84,600	$291,256	$267,014
Adjusted EBITDA margin	44%	46%	32%	28%

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Reconciliation of net income per share:
Net income	$13,899	$18,702	$12,504	$8,881
Add back (deduct):
Stock-based compensation	9,409	7,337	37,676	28,862
Adjustment for income taxes	(1,865)	(1,590)	(7,728)	(5,695)
Non-GAAP net income[1]	$21,443	$24,449	$42,452	$32,048
GAAP diluted EPS	$0.26	$0.34	$0.23	$0.16
Non-GAAP diluted EPS	$0.41	$0.45	$0.78	$0.57
GAAP weighted average shares outstanding—diluted	52,623	54,940	54,294	56,027
Non-GAAP weighted average shares outstanding—diluted	52,623	54,940	54,294	56,027
SUPPLEMENTAL CASH FLOW INFORMATION
COMPUTATION OF FREE CASH FLOW, A NON-GAAP MEASURE
(In thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Reconciliation of cash provided by operating activities:
Net cash provided by operating activities	$18,048	$28,674	$73,425	$81,121
Less: Purchases of property and equipment	(4,324)	(5,177)	(17,592)	(10,601)
Less: Capitalized software development costs	(4,868)	(3,962)	(20,936)	(17,687)
Free cash flow	$8,856	$19,535	$34,897	$52,833

1 Net income, Adjusted EBITDA, and Non-GAAP net income for the twelve months ended December 31, 2024 include other income of $4.0 million related to our efforts to build and test integrations with the Google Privacy Sandbox.